EXHIBIT 99.1
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ELINEAR ANNOUNCES $2.5 MILLION PRIVATE PLACEMENT
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HOUSTON,  TEXAS  January  14, 2004 - eLinear, Inc. (OTCBB: ELIN) announced today that it has entered into definitive agreements with a number of individual and institutional investors for the private placement of an aggregate of approximately 1,937,984 shares of its common stock for gross proceeds of $2.5 million.

Investors also will receive fourteen-month warrants to purchase 1,075,268 common shares at an exercise price of $1.55 per share and five-year warrants to purchase 1,162,790 common shares at an exercise price of $1.89 per share. Should these warrants be exercised, the company will receive approximately $3.8 million in additional funding which would bring the total to $6.3 million.

"We are pleased to complete this financing," stated Kevan Casey, CEO of eLinear. "These funds will provide us with the necessary means to continue to grow our business. We will focus on the expansion of our sales and marketing efforts and pursue accretive acquisitions in identified segments."

The securities to be issued in the private placement have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold without a registration statement or an exemption from registration. eLinear has agreed to file a registration statement covering the resale of the securities by the investors.

ABOUT  ELINEAR,  INC.
eLinear, Inc. is a technology consulting services firm providing strategic consulting solutions, creative web site design, web site content management software, network and storage solutions and technical project management and development services to companies seeking to increase productivity or reduce costs through investing in technology. NetView Technologies, Inc., a subsidiary of eLinear, is a proven information technology solutions provider for the commercial and institutional market. NewBridge Technologies, Inc., also a subsidiary of eLinear, provides structured wiring solutions, that include complete cabling services for voice, video and data communications needs using fiber optics, copper wiring as well as wireless solutions. eLinear has a customer base that includes small, medium and large corporate and institutional customers primarily in Houston, Texas.

SAFE  HARBOR  STATEMENT
This press release contains statements that may constitute forward-looking statements. These statements are based on current expectations and assumptions and involve a number of uncertainties and risks that could cause actual results to differ materially from those currently expected. For additional information about eLinear's future business and financial results, refer to eLinear's Annual Report on Form 10-KSB for the year ended December 31, 2002, and its Quarterly
Report on Form 10-QSB/A for the quarter ended September 30, 2003. eLinear undertakes no obligation to update any forward-looking statement that may be made from time to time by or on behalf of the company, whether as a result of new information, future events or otherwise.

FOR MORE INFORMATION CONTACT:

     KEVAN CASEY, CEO

     PHONE: (713) 896-0500

     E-MAIL:  INVESTORRELATIONS@ELINEAR.COM


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